Exhibit 99.1

Kewaunee Scientific Reports Results for Fourth Quarter and Fiscal Year

STATESVILLE, N.C., June 21, 2016 /PRNewswire/ -- Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its fourth quarter and fiscal year ended April 30, 2016.

Fourth Quarter 2016 Results:

  Sales of $34,090,000, an increase of 12.6% from the prior year fourth quarter.
  Net earnings of $1,337,000, an increase of 119.5% from the prior year fourth quarter.
  Diluted earnings per share of $0.50, an increase of 117.4% from the prior year fourth quarter.

Full Year Fiscal 2016 Results:

  Record sales of $128,266,000, an increase of 8.2% from the prior year.
  Net earnings of $3,802,000, an increase of 7.7% from the prior year.
  Diluted earnings per share of $1.42, an increase of 6.8% from the prior year.

Fourth Quarter Results
Sales for the fourth quarter were $34,090,000, up 12.6% from sales of $30,282,000 in the same period of the prior year. Net earnings for the quarter were $1,337,000, or $0.50 per diluted share, up 119.8% compared to earnings of $609,000, or $0.23 per diluted share, in the same period of the prior year.

Sales from domestic operations for the quarter were $27,030,000, up 7.3% from sales of $25,196,000 in the same period of the prior year as project activity continues to increase across the markets served. Sales from international operations were $7,060,000, up 38.8% from sales of $5,086,000 in the same period of the prior year as a result of strength in Asia and the Middle East for laboratory furniture.

"The fourth quarter was our strongest quarter of fiscal year 2016 as we continue to benefit from increased project activity across all of our key markets," said David M. Rausch, Kewaunee's Chief Executive Officer. "I am pleased that our fourth quarter net earnings and diluted earnings per share significantly outpaced our prior year's performance."

Fiscal Year 2016 Results
Record sales of $128,626,000 were delivered during fiscal year 2016, an increase of 8.2% from sales of $118,828,000 in the prior year. Net earnings for the year were $3,802,000, or $1.42 per diluted share, up 7.7% from net earnings of $3,529,000, or $1.33 per diluted share, in the prior year. Record sales were generated due to the overall strength of the laboratory furniture markets domestically, as well as in Asia and the Middle East.

Sales from domestic operations for the year were $103,047,000, up 10.7% from sales of $93,098,000 in the prior year. Domestic sales grew throughout the year when compared to the prior year, driven by increased activity across our dealer and distribution networks. International sales for fiscal year 2016 were $25.6 million, relatively unchanged from fiscal year 2015 sales of $25.7 million.

The order backlog was $100.5 million at April 30, 2016, up from $95.2 million at January 31, 2016, and $90.0 million at April 30, 2015. Incoming orders continued to be strong in all of our key markets, increasing the order backlog to record levels.

Unrestricted cash on hand at April 30, 2016 was $5,222,000, as compared to $3,044,000 at April 30, 2015, and working capital was $30,007,000, as compared to $27,707,000. Short term debt was $4,239,000 at April 30, 2016, as compared to $5,376,000 at April 30, 2015, and long-term debt was $3,349,000, as compared to $3,771,000. The debt-to-equity ratio at April 30, 2016 was .20-to-1, as compared to .26-to-1 at April 30, 2015.

"Fiscal Year 2016 was a strong year for Kewaunee as we delivered record sales and improved profitability," said David M. Rausch. "I am extremely proud of the Kewaunee Associates across the globe who continue to strive to meet the needs and growing expectations of our customers. I am also encouraged by the continued strength of our order backlog and the opportunities we are winning globally.

"Looking forward, I am optimistic we will continue to experience sales and earnings growth in fiscal year 2017. Bookings continue to be strong, and our order backlog is at record levels. The pace of activity domestically and internationally is stronger than in previous years as customers continue to invest in projects that require new laboratory furniture and fume hoods."

About Kewaunee Scientific
Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company's corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company's China headquarters, sales office, and assembly operation are located in Suzhou Industrial Park, China. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
	Three months ended		Years ended
	April 30,		April 30,
	2016	2015	2016	2015
	(Unaudited)
Net sales	$ 34,090	$ 30,282	$ 128,626	$ 118,828
Cost of products sold	27,245	24,942	104,918	97,062
Gross profit	6,845	5,340	23,708	21,766
Operating expenses	4,847	4,370	18,010	16,540
Operating earnings	1,998	970	5,698	5,226
Other income	51	99	347	484
Interest expense	(70)	(51)	(306)	(325)
Earnings before income taxes	1,979	1,018	5,739	5,385
Income tax expense	620	384	1,862	1,745
Net earnings	1,359	634	3,877	3,640
Less: net earnings attributable to
the noncontrolling interest	22	25	75	111
Net earnings attributable to
Kewaunee Scientific Corporation	$ 1,337	$ 609	$ 3,802	$ 3,529

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$ 0.50	$ 0.23	$ 1.43	$ 1.34
Diluted	$ 0.50	$ 0.23	$ 1.42	$ 1.33

Weighted average number of common
shares outstanding
Basic	2,685	2,630	2,667	2,626
Diluted	2,699	2,661	2,687	2,658

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)
		April 30,	April 30,
		2016	2015
Assets
Cash and cash equivalents		$ 5,222	$ 3,044
Restricted Cash		1,567	2,276
Receivables, less allowances		27,835	29,106
Inventories		15,626	12,745
Prepaid expenses and other current assets		707	1,591
Total Current Assets		50,957	48,762
Property, plant and equipment, net		14,118	14,523
Other assets		7,330	6,205
Total Assets		$ 72,405	$ 69,490

Liabilities and Equity
Short-term borrowings and interest rate swaps		$ 3,818	$ 4,955
Current portion of long-term debt		421	421
Accounts payable		11,722	11,232
Other current liabilities		4,989	4,447
Total Current Liabilities		20,950	21,055
Other non-current liabilities		12,903	13,236
Total Liabilities		33,853	34,291
Noncontrolling interest		310	323
Kewaunee Scientific Corporation equity		38,242	34,876
Total Equity		38,552	35,199
Total Liabilities and Stockholders' Equity		$ 72,405	$ 69,490

Contact:	Thomas D. Hull III
704/871-3290

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